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                     June 23, 2022

       Robert M. Bennett
       Chief Executive Officer
       LightJump Acquisition Corporation
       2735 Sand Hill Road, Suite 110
       Menlo Park, CA 94025

                                                        Re: LightJump
Acquisition Corporation
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 8, 2022
                                                            File No. 001-39869

       Dear Mr. Bennett:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Leib Orlanski